SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 30, 2007
ALLIED HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 373-4285
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     As previously disclosed by Allied Holdings, Inc. (“Allied” or the “Company”), the Joint Plan of Reorganization proposed by Allied, affiliates of Yucaipa and by the Teamsters National Automobile Transportation Industry Negotiating Committee, requires that the Company have in place a new Chief Executive Officer prior to the Company’s emergence from bankruptcy. As a result, on April 30, 2007, the Board of Directors of Allied voted to terminate, without good cause, Hugh E. Sawyer as President and Chief Executive Officer of the Company. Mr. Sawyer’s termination will be effective on the date that the Joint Plan of Reorganization becomes effective or on such earlier date after June 1, 2007 as the Company determines, in its sole discretion, is in the best interests of Company (the “Termination Date”). Mr. Sawyer will continue to serve as a director of the Company.
     In connection with the termination, the Company has entered into a Severance Agreement and Full Release (the “Severance Agreement”) with Mr. Sawyer. Under the terms of the Severance Agreement, Allied will pay Mr. Sawyer, in lieu of any severance amounts otherwise owed to him under the terms of his employment agreement, a lump-sum severance payment in the amount of $1,050,000, as required under Allied’s Amended Severance Pay and Retention and Emergence Bonus Plan for Key Employees dated as of August 1, 2005 (the “KERP”). The KERP and the payments to be made thereunder were previously approved by the bankruptcy court. As consideration for the severance payment, Mr. Sawyer agreed to waive all claims he may have against the Company and agreed to restrictions on his ability to solicit customers or employees of the Company for a period of one year.
     Prior to the Termination Date, under the terms of the Severance Agreement, Mr. Sawyer will continue to provide services to the Company for which he will be paid at the semi-monthly rate of $29,166.67 and during this period the Company will continue to provide Mr. Sawyer with insurance coverage and other customary employee benefits.
     Following the Termination Date, Mr. Sawyer has agreed to make himself reasonably available to the Company to assist in transition matters. In addition to the amounts owed under the Severance Agreement, the Company has also agreed to pay Mr. Sawyer $80,000, primarily for reimbursement of legal fees incurred by Mr. Sawyer in connection with the termination and for placement services.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: May 4, 2007	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer